Exhibit 10.1

AMENDMENT TO THE

TESSERA TECHNOLOGIES, INC.

FOURTH AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Pursuant to Section 15(a) of the Tessera Technologies, Inc. Fourth Amended and Restated 2003 Equity Incentive Plan (the “Plan”), the Plan is hereby amended (this “Amendment”) as follows:

Section 11 of the Plan shall be amended in its entirety to read as follows:

11. Automatic Awards to Non-Employee Directors.

(a) During the term of the Plan, a person who is initially elected or appointed to the Board and who is a Non-Employee Director at the time of such initial election or appointment automatically shall be granted 10,000 shares of Restricted Stock (subject to adjustment as provided in Section 13) on the date of such initial election or appointment (an “Initial Restricted Stock Award”).

(b) In addition, during the term of the Plan, each Non-Employee Director automatically shall be granted a combination of Options and/or Restricted Stock on the date of each annual meeting of stockholders (a “Subsequent Award”); provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is a Non-Employee Director at the time of such initial election shall receive only an Initial Restricted Stock Award on the date of such election and shall not receive a Subsequent Award until the date of the next annual meeting of stockholders following such initial election. Each Subsequent Award shall consist of (i) an Option to purchase such number of shares of Common Stock as is determined by dividing (A) the dollar amount of the Subsequent Award to be paid in Options, if any, by (B) (1) the Fair Market Value per share of the Common Stock on the date of grant of such Option divided by (2) two (2) (subject to adjustment as provided in Section 13) (a “Subsequent Option”), and (ii) such number of shares of Restricted Stock as is determined by dividing (A) the dollar amount of the Subsequent Award to be paid in Restricted Stock, if any, by (B) the Fair Market Value per share of the Common Stock on the date of grant of such Restricted Stock (subject to adjustment as provided in Section 13) (a “Subsequent Restricted Stock Award”). The Compensation Committee of the Board shall determine the allocation of each Subsequent Award among Options and/or Restricted Stock prior to the date of grant of such Subsequent Award; provided, however, that the total dollar value of each Subsequent Award shall equal $150,000. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an Initial Restricted Stock Award pursuant to Section 11(a) above, but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Subsequent Awards as described in the preceding sentence.

(c) The exercise price per share of the shares subject to each Subsequent Option granted to a Non-Employee Director shall equal one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(d) Except as otherwise provided in this Section 11, Initial Restricted Stock Awards and Subsequent Restricted Stock Awards granted to Non-Employee Directors pursuant to this Section 11 shall be subject to the terms and conditions of Section 8. Initial Restricted Stock Awards and Subsequent Restricted Stock Awards shall be subject to forfeiture to the Company upon the voluntary or involuntary termination of the Non-Employee Director’s service with the Company for any reason (including death or Disability). Initial Restricted Stock Awards granted to Non-Employee Directors shall be released from the forfeiture restriction over four (4) years, with twenty-five percent (25%) of the shares subject to each Restricted Stock Award being released from the forfeiture restriction on the one year anniversary of the date of issuance and the remaining shares being released from the forfeiture restriction in twelve (12) equal quarterly installments thereafter, unless otherwise determined by the Administrator. Subsequent Restricted Stock Awards granted to Non-Employee Directors shall be released from the forfeiture restriction in four (4) equal quarterly installments over a 12-month period following the date of the Award, unless otherwise determined by the Administrator.

(e) Except as otherwise provided in this Section 11, Subsequent Options granted to Non-Employee Directors pursuant to this Section 11 shall be subject to the terms and conditions of Section 7. Subsequent Options granted to Non-Employee Directors shall vest and become exercisable in equal monthly installments over a 12-month period following the date of grant, unless otherwise determined by the Administrator. Subject to Sections 7(e)(ii), (iii) and (iv), the term of each Option granted to a Non-Employee Director shall be ten (10) years from the date the Subsequent Option is granted.

This Amendment to the Plan shall be effective as of May 19, 2009.

IN WITNESS WHEREOF, Tessera Technologies, Inc. has executed this Amendment to the Plan this 19th day of May, 2009.

TESSERA TECHNOLOGIES, INC.

By:	/s/ Bernard J. Cassidy
Title:	Senior Vice President, General Counsel and Secretary